Exhibit 3.1


                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                            IPALCO ENTERPRISES, INC.


     IPALCO ENTERPRISES, INC. (hereinafter referred to as the "Corporation"), desiring to amend and restate its Amended and Restated Articles of Incorporation effective upon filing with the Office of the Indiana Secretary of State, pursuant to the provisions of the Indiana Business Corporation Law (herein referred to as the "Corporation Law"), submits the following Second Amended and Restated Articles of Incorporation:


                                   ARTICLE I

                                      Name

     The name of the Corporation is IPALCO ENTERPRISES, INC.


                                   ARTICLE II

                              Purposes and Powers

     Section 2.1. Purposes of the Corporation. The purposes for which the Corporation is formed is the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

     Section 2.2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Second Amended and Restated Articles of Incorporation or by the provisions of its Amended By-Laws as from time to time in effect.


                                  ARTICLE III

                               Term of Existence

     The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV

                          Registered Office and Agent

     The street address of the Corporation's registered office at the time of the adoption of these Second Amended and Restated Articles of Incorporation is One Monument Circle, Indianapolis, Indiana 46204 and the name of its registered agent at such office at the time of the adoption of these Second Amended and Restated Articles of Incorporation is Briane House.


                                   ARTICLE V

                                     Shares

     Section 5.1. Authorized Class and Number of Shares. The capital stock of the Corporation shall be of one class and kind, which may be referred to as common shares. The total number of shares which the Corporation has authority to issue shall be two hundred ninety million (290,000,000) shares. The Corporation's shares do not have any par or stated value, except that, solely for the purpose of any statute or regulation of any jurisdiction imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares shall be deemed to have a par value of $1.00 per share.

     Section 5.2. Voting Rights of Shares. Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, the Corporation's shares have unlimited voting rights and each outstanding share shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

     Section 5.3. Other Terms of Shares. The Corporation's shares shall be equal in every respect insofar as their relationship to the Corporation is concerned (but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation). The holders of shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares shall be entitled to share, ratably according to the number of shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

     When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of


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Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

     The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities. The Board of Directors may base a determination that a dividend or other distribution is not prohibited under the limitation contained in the preceding sentence either on financial statements prepared on the basis of accounting practices and principals that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. The Corporation shall have the power to issue shares as a share dividend or other distribution in respect of issued and outstanding shares.

     The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders thereof, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities. Shares of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares, unless the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

     The Board of Directors of the Corporation may dispose of, issue and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Second Amended and Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued and sold to such persons, firms or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation to acquire such shares by reason of their ownership of such other shares.


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


                                   ARTICLE VI

                                   Directors

     Section 6.1. Number. The number of Directors comprising the Board of Directors shall not be less than three (3) no more than twelve (12), the exact number to be fixed from time to time by the Board of Directors.

     Section 6.2. Qualifications. Directors shall be citizens of the United States of America, but need not be shareholders of the Corporation.

     Section 6.3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

     Section 6.4 Independent Director.

     (a) The Corporation shall have at all times one individual who is an Independent Director (as defined below). If the Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the directors shall be taken until a successor Independent Director is appointed and qualified and approves such action.

     (b) Notwithstanding any other provision of these Second Amended and Restated Articles of Incorporation, the provisions of its Amended By-Laws and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the prior unanimous consent of the Board of Directors, including the Independent Director, do any of the following: (i) make a general assignment for the benefit of creditors; (ii) file a voluntary petition in bankruptcy; (iii) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of it or of its assets or any substantial portion thereof; or (v) seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets. With regard to any action contemplated by the preceding sentence, or with regard to any action taken or determination made at any time when the Corporation is insolvent, each director will owe its primary fiduciary duty to the Corporation (including the creditors of the Corporation).

     (c) For purposes of these Second Amended and Restated Articles of Incorporation of the Corporation, "Independent Director" shall mean, with respect to the


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Corporation, a Director who is not, and within the last five years was not
(except solely by virtue of such person's serving as, or affiliation with any other person serving as, an independent director of The AES Corporation ("Parent") or any of its affiliates), (i) a stockholder, member, partner, director, officer, employee or affiliate of, or any person that has received any material benefit in any form whatever from, or any major creditor (or any affiliate of any major creditor) of, the Parent or any of its affiliates, or
(ii) any person owning beneficially, directly or indirectly, any outstanding shares of common stock, any limited liability company interests or any partnership interests, as applicable, of the Parent or any of its affiliates, or of any major creditor (or any affiliate of any major creditor) of any of the foregoing, or a stockholder, member, partner, director, officer, employee or affiliate of, or any person that has received any material benefit in any form whatever from, such beneficial owner or any of such beneficial owner's affiliates, or (iii) a member of the immediate family of any person described above; provided that the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an Independent Director. For purposes of this definition, (x) "major creditor" shall mean a natural person or business entity to which the Parent or any of its affiliates has outstanding indebtedness for borrowed money or credit on open account in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Corporation when the interests of that person or entity are adverse to those of the Corporation and (y) "material benefit" shall mean a benefit that would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Corporation when the interests of that person or entity are adverse to those of the Corporation.

     Section 6.5. Directors' Duties. The Directors, including the Independent Director, will act in good faith in accordance with the terms of the organizational documents and applicable law, and make decisions with respect to the business and operations of the Corporation independent of, and not dictated by, the Parent, or any other affiliate thereof, and any Director shall bear a fiduciary duty to the Corporation (including, at any time when the Corporation is insolvent, its creditors).

     Section 6.6. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

     In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:


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


          (a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

          (b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

          (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.6 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the Corporation, and communities in which offices or other facilities of the Corporation are located, and any other factors the Director considers pertinent.

     A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director's office in compliance with this Section 6.6, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

     Section 6.7. Removal of Directors. Any one or more of the members of the Board of Directors may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of Directors. No Director may be removed except as provided in this Section 6.7.


                                  ARTICLE VII

                     Provisions for Regulation of Business
                     and Conduct of Affairs of Corporation

     Section 7.1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the By-Laws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

     Section 7.2. Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time by the Board of Directors or the person or persons authorized to do so by the By-Laws and shall be called by the Board of Directors


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


if the Secretary of the Corporation receives one (1) or more written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one (1) or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand.

     Section 7.3. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the By-Laws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the By-Laws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

     Section 7.4. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.4 is effective when the last director, shareholder or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

     Section 7.5. By-Laws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the By-Laws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided by the Corporation Law. Any provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Second Amended and Restated Articles of Incorporation may be stated in the By-Laws. The Board of Directors may adopt Emergency By-Laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency By-Laws by the affirmative vote of a majority of the entire number of Directors at such time.

     Section 7.6. Interest of Directors.


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          (a) A conflict of interest transaction is a transaction with the
     Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

               (1) The material facts of the transaction and the Director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

               (2) The material facts of the transaction and the Director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

               (3) The transaction was fair to the Corporation.

          (b) For purposes of this Section 7.6, a Director of the Corporation has an indirect interest in a transaction if:

               (1) Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

               (2) Another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

          (c) For purposes of Section 7.6(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.6. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.6(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

          (d) For purposes of Section 7.6(a)(2), shares owned by or voted under the control of a Director who has a direct or indirect interest


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     in the transaction, and shares owned by or voted under the control of an entity described in Section 7.6(b), may be counted in such a vote of shareholders to determine whether to authorize, approve or ratify a conflict of interest transaction.

     Section 7.7. Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

     Section 7.8. Indemnification of Officers, Directors and Other Eligible Persons.

          (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.8(f) or 7.8(g), to have acted in good faith, in what he or she reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he or she was acting in conformity with the requirements of such Act or he or she reasonably believed his or her actions to be in the interests of the participants in or beneficiaries of the plan.

          (b) The term "Claim" as used in this Section 7.8 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

               (1) by reason of his or her being or having been an Eligible Person, or


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


               (2) by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

          (c) The term "Eligible Person" as used in this Section 7.8 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also imposed duties on, or otherwise involved services by, him or her to the plan or to participants in or beneficiaries of the plan.

          (d) The terms "Liability" and "Expense" as used in this Section 7.8 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

          (e) The term "Wholly Successful" as used in this Section 7.8 shall mean (i) termination of any Claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court or agency, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the threatened making of any Claim without commencement of an action, suit or proceeding and without any payment or promise made to induce a settlement.

          (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.8(a)(ii), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person


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


     claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he or she relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee's finding that are within the possession or control of the Corporation.

          (g) If an Eligible Person claiming indemnification pursuant to
     Section 7.8(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.8(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.8(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.8(a)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

          (h) The rights of indemnification provided in this Section 7.8 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.8, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him or any Liability or Expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such Liability or Expense.

          (i) Expenses incurred by an Eligible Person with respect to any Claim, may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on


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


     behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

          (j) The provisions of this Section 7.8 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 7.8 that occurs subsequent to such person becoming an Eligible Person.

          (k) The provisions of this Section 7.8 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.


                                  ARTICLE VIII

                                  Separateness


     Section 8.1. Funds, Assets and Accounts. The funds and other assets of the Corporation shall not be commingled with those of any other entity, and the Corporation shall maintain its accounts separate from any other person or entity.

     Section 8.2. Liability for Debts and Name. The Corporation shall not hold itself out as being liable for the debts of any other entity, and shall conduct its own business in its own name.

     Section 8.3. Action through Agents and Identity. The Corporation shall act solely in its own name and through its duly authorized directors, officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity or assets with which they are concerned.

     Section 8.4. Separate Records. The Corporation shall maintain separate records, books of account and financial statements, and shall not commingle its records and books of account with the records and books of account of any other entity.

     Section 8.5. Formalities. The Corporation shall observe in all material respects all formalities required by its organizational documents and applicable law.

     Section 8.6. Capitalization. The Corporation shall at all times ensure that its capitalization is adequate in light of its business and purpose.

     Section 8.7. Debts of Affiliates. Subject to the last sentence of this
Section 8.7, (i) neither the Parent nor any affiliate of the Parent (other than the


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Corporation) shall guaranty, become liable on or hold itself out as being liable for the debts of the Corporation; (ii) the Corporation shall not guarantee or become obligated for the debts of the Parent or any affiliate thereof (other than the Corporation), or otherwise hold out its credit as being available to satisfy the obligations of the Parent or any affiliate thereof (other than the Corporation); (iii) the Corporation shall not pledge its assets to secure indebtedness of Parent or any of its affiliates (other than the Corporation); (iv) notwithstanding anything to the contrary in Section 9.4 hereof, the Corporation shall not make loans or advances to Parent or any of its affiliates, and shall not acquire obligations or securities of the Parent or any affiliate thereof (other than the Corporation), other than the settlement of purchase contracts with respect to any Permitted Debt or similar securities issued by the Corporation. Notwithstanding the foregoing, the Corporation may take any action otherwise prohibited under this Section 8.7 if such action is taken with respect to its own subsidiaries, and its own subsidiaries may take any action otherwise prohibited under this Section 8.7 if such action is taken with respect to the Corporation.

     Section 8.8. Payment of Liabilities. The Corporation shall pay its own liabilities out of its own funds.

     Section 8.9. Arm's Length Relationship with Affiliates. The Corporation shall maintain an arm's-length relationship with its affiliates.

     Section 8.10. Overhead and Office Space. The Corporation shall allocate fairly and reasonably any overhead for office space shared with the Parent or any affiliate thereof.

     Section 8.11. Separate Business Forms. The Corporation shall use its own separate stationery, invoices, checks and other business forms.

     Section 8.12. Correction of Misunderstandings. The Corporation shall correct any known misunderstanding regarding its separate identity.


                                   ARTICLE IX

                   Certain Restrictions on Corporate Actions

     Section 9.1. Definitions. Terms used in this Article IX and not otherwise defined in these Second Amended and Restated Articles of Incorporation shall have the meanings ascribed them on Schedule A hereto.

     Section 9.2. Corporation May Consolidate, Etc., Only on Certain Terms. The Corporation shall not consolidate with or merge with or into any Person, or convey, transfer or lease its consolidated properties and assets substantially as an entirety (in one transaction or in a series of related transactions) to any Person, or permit any Person to merge into or consolidate with the Corporation, unless (i)(x) the Corporation will be the surviving or continuing Person or (y) if other than the Corporation, the surviving or continuing Person or purchaser or lessee will be an entity organized under the laws of the United States, one of the States thereof or the District of Columbia, and (ii) immediately after giving effect to such transaction, (x) no Event of Default shall have occurred and be continuing, and (y) the Corporation obtains written confirmation from the Rating Agencies that such transaction will not result in a Ratings Downgrade.

     Section 9.3. Limitation on Liens. Each of the Corporation and any Significant Subsidiary will not issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any capital stock of Indianapolis Power & Light Company ("IPL") or cash or cash equivalents) of the Corporation or such Significant Subsidiary, as applicable. The foregoing limitation on Liens will not, however, apply to:

          (1) Liens in existence on the effective date of these Second Amended and Restated Articles of Incorporation;

          (2) any Lien created or arising over any property which is acquired, constructed or created by the Corporation or any of its Significant Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created;

          (3) any Lien securing amounts not more than 180 days overdue or otherwise being contested in good faith;

          (4) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of the Corporation and/or a Significant Subsidiary or in connection with the issuance of letters of credit for the benefit of the Corporation and/or a Significant Subsidiary;

               (ii) any Lien on accounts receivable securing indebtedness of the Corporation and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;

               (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens and
          (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security;

               (iv) any Lien upon specific items of inventory or other goods and proceeds of the Corporation and/or a Significant Subsidiary securing obligations of the Corporation and/or a Significant Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

               (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

               (vi) any Lien created by the Corporation or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

               (vii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and

               (viii) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

          (5) Liens in favor of the Corporation or a Subsidiary;

          (6) (i) Liens on any property or assets acquired from an entity which is merged with or into the Corporation or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a Subsidiary of the Corporation and, in either case, is not created in anticipation of the transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such entity);

               (ii) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); and

               (iii) any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the effective date of these Second Amended and Restated Articles of Incorporation, where such Lien is created prior to the date on which such entity becomes a Significant Subsidiary;

          (7) (i) Liens required by any contract, statute or regulation in order to permit the Corporation or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by the Corporation or a Significant Subsidiary to such governmental unit pursuant to the provisions of any contract, statute or regulation;

               (ii) any Lien securing industrial revenue, development, pollution control or similar bonds issued by or for the benefit of the Corporation or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to the Corporation and/or such Significant Subsidiary; and

               (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies;

          (8) any Lien which arises pursuant to any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

          (9) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

          (10) any Lien created in connection with Project Finance Debt;

          (11) any Lien created by IPL or any Subsidiary of IPL securing Indebtedness of IPL or any Subsidiary of IPL;

          (12) any Lien created in connection with the securitization of some or all of the assets of IPL and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

          (13) any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of IPL or any successor thereto.

     Notwithstanding the foregoing, the Corporation and its Significant Subsidiaries may create Liens over any of their respective property or assets, so long as the aggregate amount of Indebtedness secured by all such Liens (excluding therefrom the amount of Indebtedness secured by Liens set forth in clauses (1) through (13), inclusive, above) does not exceed 10% of Consolidated Net Tangible Assets in the aggregate calculated as of the date of creation of such Liens (based upon the Consolidated Net Tangible Assets appearing on the most recently available balance sheet for the most recently concluded calendar quarter).

     Section 9.4. Limitation on Distributions and Intercompany Loans. The Corporation shall not (1) declare, recommend, make or pay any Distribution to any of its shareholders or (2) make any intercompany loan to any of its affiliates (other than the Corporation or any of its direct or indirect subsidiaries) unless there exists no Event of Default and no such Event of Default will result from the making of such Distribution or intercompany loan and either:

          (a) at the time and as a result of such Distribution or intercompany loan, the Corporation's Leverage Ratio does not exceed 0.67:1, and the Corporation's Interest Coverage Ratio is not less than 2.5:1; or

          (b) if the Corporation is not in compliance with the foregoing ratios, at such time its senior long-term debt rating from the Rating Agencies is at least investment grade.

     Prior to making any Distribution or intercompany loan described in this
Section 9.4, the Corporation's Board of Directors (including the Independent Director) shall confirm that such Distribution or intercompany loan complies with the terms of this Section 9.4, provided that, in the case of a Distribution or intercompany loan to be made under the circumstances described in Section 9.4(a), the Board of Directors shall have first obtained a compliance certificate from an officer of the Corporation that, at the time and after giving effect to such Distribution or intercompany loan, the Corporation is in compliance with the Leverage Ratio and the Interest Coverage Ratio set forth in Section

9.4(a); provided further that the foregoing approval will not be required in the case of intercompany loans if the aggregate amount of intercompany loans outstanding at any one time does not exceed $20 million.

     The foregoing limitation on Distributions and intercompany loans shall cease to be in effect if the Rating Agencies confirm that without the limitations contained in this Section 9.4 the Corporation's senior long term debt would still be rated at least investment grade. If the limitation on Distributions and intercompany loans set forth in this Section 9.4 ceases to be in effect, the Corporation will be under no obligation to reinstate such limitation or otherwise observe its terms in the event such ratings are thereafter lowered or withdrawn.

     Section 9.5. Limitation on Indebtedness of the Corporation. The Corporation shall not incur any Indebtedness other than (i) as part of the Corporation's permitted businesses and activities that are described in Section
9.6 hereof, (ii) Indebtedness outstanding on the effective date of these Second Amended and Restated Articles of Incorporation under the Corporation's agreements then in existence and extensions of such Indebtedness, (iii) Indebtedness incurred for the purpose of refinancing outstanding Indebtedness or to make Distributions or intercompany loans to its affiliates as long as such Distributions or intercompany loans comply with the terms of Section 9.4 hereof, or (iv) other Indebtedness (including Permitted Debt) incurred subsequent to receipt of written confirmation from the Rating Agencies that such incurrence would not result in a Ratings Downgrade.

     The foregoing limitation on Indebtedness shall cease to be in effect if the Rating Agencies confirm that without the limitations contained in this
Section 9.5 the Corporation's senior long term debt would still be rated at least investment grade. If the limitation on Indebtedness set forth in this
Section 9.5 ceases to be in effect, the Corporation will be under no obligation to reinstate such limitation or otherwise observe its terms in the event such ratings are thereafter lowered or withdrawn.

     Section 9.6. Limitation on Business Activities. The Corporation shall, and shall cause its Significant Subsidiaries to, engage only in (x) those types of businesses and other activities in which the Corporation or any of its direct or indirect subsidiaries or controlled partnerships or joint ventures are engaged on the effective date of these Second Amended and Restated Articles of Incorporation (including, without limitation, any geographic or other expansion of such businesses or activities) and (y) any other business or activity which is deemed necessary, useful or desirable in connection with such existing businesses and activities or any such permitted additional geographic or other expansions of such businesses and activities; provided, that, notwithstanding the foregoing, the Corporation may enter into any additional business operations from time to time in the future if, prior to doing so, it shall have obtained written confirmation from the Rating Agencies that the entering into of such new businesses will not result in a Ratings Downgrade.

                                   ARTICLE X

                            Miscellaneous Provisions

     Section 10.1. Amendment or Repeal. Except as otherwise expressly provided for in these Second Amended and Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation; provided, that the unanimous consent of the Board of Directors, including the Independent Director, shall be required to amend, alter, change or repeal (a) Sections 6.4 and 6.5 and (b) Article VIII hereof.

     Section 10.2. Headings. The headings of the Articles and Sections of these Second Amended and Restated Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

     IN WITNESS WHEREOF, the undersigned, being the Secretary of the Corporation executes these Second Amended and Restated Articles of Incorporation this ___ day of November, 2001.


                                            ------------------------------
                                            Name:
                                            Title: Secretary

                                                                      Schedule A


                              CERTAIN DEFINITIONS

1. "Capitalized Lease Obligations" means all lease obligations of the Corporation and its Subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

2. "Consolidated Current Liabilities" means the consolidated current liabilities of the Corporation and its Subsidiaries but excluding the current portion of long term Indebtedness which would otherwise be included in it, as determined on a consolidated basis in accordance with GAAP.

3. "Consolidated Debt" means, at any time, the sum of the aggregate outstanding principal amount of all Indebtedness for Borrowed Money (including, without limitation, the principal component of Capitalized Lease Obligations, but excluding Permitted Debt, Currency, Interest Rate or Commodity Agreements and all Consolidated Current Liabilities and Project Finance Debt) of the Corporation and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

4. "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of the Corporation's (i) Consolidated Net Income, (ii) distributions paid, accrued or scheduled to be paid in respect of any Preferred Securities or other capital stock to the extent deducted in calculating Consolidated Net Income, (iii) Consolidated Interest Expense plus (x) interest paid, accrued or scheduled to be paid or to be accrued in respect of any Permitted Debt, and (y) interest expense related to company owned life insurance, (iv) income taxes and deferred taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (v) depreciation expense, (vi) amortization expense, and (vii) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the Corporation has any Subsidiary that is not a wholly owned Subsidiary, Consolidated EBITDA shall be reduced by an amount equal to the Consolidated Net Income of such Subsidiary multiplied by the quotient of
     (A) the number of shares of outstanding common stock of such Subsidiary not owned on the relevant Measurement Date by the Corporation or any Subsidiary of the Corporation, divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the relevant Measurement Date.

5. "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness for Borrowed Money (excluding interest expense related to Permitted Debt and company owned life insurance and including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; and all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financing) and the net costs associated with Interest Rate Agreements and all but the principal component of rentals in respect of Capitalized Lease Obligations, paid, accrued or scheduled to be paid or to be accrued by the Corporation and each of its Subsidiaries during such period, excluding, however, any amount of such interest of any Subsidiary of the Corporation if the net income (or loss) of such Subsidiary is excluded from the calculation of Consolidated Net Income for such Subsidiary pursuant to clause (ii) of the definition thereof (but only in the same proportion as the net operating income (or loss) of such Subsidiary is excluded), less consolidated interest income, all as determined on a consolidated basis in conformity with GAAP; provided that, to the extent that the Corporation has any Subsidiary that is not a wholly owned Subsidiary, Consolidated Interest Expense shall be reduced by an amount equal to such interest expense of such Subsidiary multiplied by the quotient of (A) the number of shares of outstanding common stock of such Subsidiary not owned on the relevant Measurement Date by the Corporation or any Subsidiary of the Corporation divided by (B) the total number of shares of outstanding common stock of such Subsidiary on the relevant Measurement Date.

6. "Consolidated Net Income" means, for any period, the aggregate of the net income (or loss) of the Corporation and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded from any calculation of Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than a Subsidiary) in which any other person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Corporation or another Subsidiary of the Corporation during such period; (ii) the net income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or license; (iii) all extraordinary gains and extraordinary losses, merger related expenses and one-time expenses, cash or noncash, relating to restructuring efforts; and (iv) all gains and losses from discontinued operations.

7. "Consolidated Net Tangible Assets" means, at any time, the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recently available consolidated balance sheet of the Corporation and its Subsidiaries (provided that such balance sheet is of a date not more than 60 days prior to the date of creation of the relevant Lien) prepared in accordance with GAAP, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the

     Consolidated Current Liabilities of the Corporation appearing on such balance sheet.

8. "corporation" includes corporations, associations, companies and business trusts.

9. "Currency, Interest Rate or Commodity Agreements" means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks; it being understood, for purposes of this definition, that the term "energy" shall include, without limitation, coal, gas, oil and electricity.

     10. "Distribution" means any dividend, distribution or payment (including by way of redemption, repurchase, retirement, return or repayment) in respect of shares of capital stock of the Corporation, excluding any contract adjustment payments under contracts to purchase common stock of the Corporation, Parent or any of its affiliates (which common stock was not held as an asset of the Corporation) entered into in connection with the issuance of any Permitted Debt.

11.  An "Event of Default" shall occur with respect to the Corporation if:

     a. default in the performance, or breach, of any covenant or obligation of the Corporation in Article IX of these Second Amended and Restated Articles of Incorporation for a period of 30 days; or

     b. default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed by the Corporation, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money of the Corporation or any Significant Subsidiary, if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to the Corporation which default for payment of principal is in an aggregate principal amount exceeding $25 million (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended by the holders of such indebtedness, provided that at the time such payment default is remedied, cured or waived the Event of Default hereunder by reason thereof shall be deemed likewise to have been remedied, cured or waived; or

     c. a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Corporation or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Significant Subsidiaries or ordering the winding up or liquidation of the affairs of the Corporation or any of its Significant Subsidiaries, and in each case such decree or order shall remain unstayed and in effect for a period of 180 consecutive days; or

     d. the Corporation or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Corporation or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Corporation or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors.

12.  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

13.  "Excluded Subsidiary" means any Subsidiary of the Corporation

     a. in respect of which neither the Corporation nor any Subsidiary of the Corporation (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the Subsidiaries of which are all Excluded Subsidiaries; and

     b.   which has been designated as such by the Corporation.

14. "Fitch" means Fitch IBCA, Duff & Phelps, and any Subsidiary or successor thereof.

15. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

16. "Group" means the Corporation and its Subsidiaries and "member of the Group" shall be construed accordingly.

17. "Indebtedness" means, with respect to the Corporation or any of its Subsidiaries at any date of determination (without duplication): (i) all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn), (ii) all obligations in respect of letters of credit (including reimbursement obligations with respect thereto), (iii) all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (iv) all Capitalized Lease Obligations, (v) all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of the Corporation or any of its Subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of the secured indebtedness, (vi) all indebtedness of other persons of the types specified in the preceding clauses (i) through (v), to the extent such indebtedness is guaranteed by the Corporation or any of its Subsidiaries, and (vii) to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements. The amount of Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (i) through (vii) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

18. "Indebtedness For Borrowed Money" means any indebtedness (whether being principal, premium, interest or other amounts) for (i) money borrowed,
     (ii) payment obligations under or in respect of any trade acceptance or trade acceptance credit, or (iii) any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash (including, without limitation, Permitted Debt); provided, however, in each case, that such term shall exclude (a) any indebtedness relating to any accounts receivable securitizations, (b) any Indebtedness of the type permitted to be secured by Liens pursuant to Section 9.3(b)(13) of these Second Amended and Restated Articles of Incorporation,
     (c) any Preferred Securities which are issued and outstanding on the effective date of these Second Amended and Restated Articles of Incorporation or any extension, renewal, or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced, and (d) any Preferred Securities issued in replacement or in connection with a refinancing of any preferred securities or preferred stock which is issued and outstanding on the effective date of these Second Amended and Restated Articles of Incorporation, for amounts not exceeding the liquidation preference of the preferred securities or preferred stock so replaced or refinanced.

19. "Interest Coverage Ratio" means, with respect to the Corporation on any Measurement Date, the ratio of (i) the aggregate amount of Consolidated EBITDA of the Corporation for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Measurement


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     Date to (ii) the aggregate Consolidated Interest Expense during such four fiscal quarters.

20. "Lien" means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term "Lien" shall not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in the title thereto.

21. "Leverage Ratio" means the ratio of Consolidated Debt to Total Capital (as defined herein), calculated on the basis of the most recently available consolidated balance sheet of the Corporation and its consolidated Subsidiaries (provided that such balance sheet is as of a date not more than 60 days prior to a Measurement Date) prepared in accordance with GAAP.

22.  "Measurement Date" means the record date for any Distribution.

23. "Moody's" means Moody's Investors Service, Inc., and any Subsidiary or successor thereof.

24. "Permitted Debt" means Indebtedness for Borrowed Money issued in connection with a contract or contracts to purchase from the Corporation common stock of the Corporation, Parent or any affiliate of Parent (which common stock was not held as an asset of the Corporation) for an aggregate amount equal to the aggregate principal amount of such Indebtedness for Borrowed Money.

25. "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

26. "Preferred Securities" means, without duplication, any trust preferred or preferred securities or related debt or guaranties of the Corporation or any of its subsidiaries.

27.  "Project Finance Debt" means:

     a. any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

     b. any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:


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      (i) recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or

     (ii) recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like, or other investor in the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or

    (iii) recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

28. "Rating" means, for each Rating Agency, the credit rating assigned to the Corporation's senior long-term debt by such Rating Agency.

29. "Rating Agency" means (i) S&P, (ii) Moody's, and (iii) Fitch, any of their respective Subsidiaries or successors, or, in any case, if such person ceases to rate the senior long-term debt of the Corporation for reasons outside the control of the Corporation, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Corporation as a replacement Rating Agency.

30. "Ratings Downgrade" means a lowering by any of the Rating Agencies of the rating assigned to the senior long-term debt of the Corporation below investment grade by such Rating Agency.

31. "S&P" means Standard & Poor's Rating Group, and any, Subsidiary or successor thereof.

32. "Significant Subsidiary" means, at any particular time, any Subsidiary of the Corporation whose gross assets or gross revenues (having regard to the


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     Corporation's direct and/or indirect beneficial interest in the shares, or the like, of that Subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of the Corporation.

33. "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

34. "Total Capital" of any Person means, as of any date, the sum (without duplication) of (a) Indebtedness for Borrowed Money, (b) preferred stock and Preferred Securities of such Person and its consolidated Subsidiaries,
     (c) consolidated stockholder's equity of such Person and its consolidated Subsidiaries (excluding any preferred stock in stockholder's equity) and
     (d) any excess of the value of the Corporation's assets acquired by Parent over the book value of such assets, which was calculated to be $1.5 billion.

35. "United States" and "U.S." means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.















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